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Item 5.  OTHER EVENTS.



                  On November 19, 1998 in connection with the Company's acquisition of Sports Holdings Corp., the Company and Sport Maska Inc. entered into a credit agreement with the Caisse de Depot et Placement du Quebec ("Caisse") to borrow a total of Canadian $135.8 million (the "Caisse Loan"). The Caisse Loan was for a period of two years, maturing November 19, 2000.

                  On October 30, 2000 the Caisse Loan was extended for a period of 18 months on payment of an extension fee of 1.5% of the principal amount. This renewed Caisse Loan was to bear interest equal to the Canadian Banker's Acceptance Rate plus 6% until November 2001 and 6.5% thereafter.

                  On November 20, 2000 the foregoing extension was cancelled, and replaced by a three-month extension of the Caisse Loan on payment of a Canadian $1 million extension fee. The Caisse Loan will therefore mature on February 19, 2001. This renewed Caisse Loan bears interest equal to the Canadian Banker's Acceptance Rate plus 6%, subject to Caisse's right to collect certain additional fees during the extension period.

                  Effective November 19, 1998, two of the Company's subsidiaries, Maska U.S., Inc. and SHC Hockey Inc. entered into a credit agreement with the lenders referred to therein and with General Electric Capital Corporation, as Agent and Lender (the "U.S. GECC Credit Agreement"). Simultaneously, two of the Company's Canadian Subsidiaries, Sport Maska Inc. and Tropsport Acquisitions Inc., entered into a credit agreement with the lenders referred to therein and General Electric Capital Canada Inc., as Agent and Lender (the "Canadian GECC Credit Agreement"; and together with the U.S. GECC Credit Agreement, the "GECC Credit Agreements"). The maximum amount of loans and letters of credit that may be outstanding under the GECC Credit Agreements is U.S. $70 million. The GECC Credit Agreements were for a term of two years with a possible extension of one year by the Company. On November 20, 2000, the GECC Credit Agreements were amended and now expire on January 31, 2001.

                  The Company is currently negotiating with the applicable lenders to further extend each of the foregoing loans, but there is no assurance that agreements will be reached.

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                                           Signatures


                  Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.




                                           THE HOCKEY COMPANY

                                      By:  /s/ Russell J. David
                                           ---------------------------------
                                           Name:  Russell J. David
                                           Title: Senior Vice President,
                                                  Finance and Administration

December 5, 2000